Exhibit 99.1
FOR MORE INFORMATION, CONTACT:
Martin Jarosick
Vice President, Investor Relations
847-405-2045
mjarosick@cfindustries.com

Terra Nitrogen Company, L.P. Reports Second Quarter
2017 Results

DEERFIELD, IL (August 2, 2017)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) today reported net earnings of $39.5 million on net sales of $96.1 million for the quarter ended June 30, 2017. This compares to net earnings of $98.7 million on net sales of $126.7 million for the 2016 second quarter. Net earnings allocable to common units was $27.4 million ($1.48 per common unit) and $59.7 million ($3.22 per common unit) for the 2017 and 2016 second quarters, respectively. Results for the second quarter of 2017 included an unrealized net mark-to-market loss on natural gas derivatives of $2.9 million compared to a gain of $27.3 million in the second quarter of 2016. The derivative portfolio at June 30, 2017 includes natural gas derivatives that hedge a portion of natural gas purchases through December 2018.

For the first six months of 2017, TNCLP reported net earnings of $81.7 million on net sales of $215.1 million. This compares to net earnings of $136.4 million on net sales of $234.7 million for the first six months of 2016. Net earnings allocable to common units was $66.2 million ($3.58 per common unit) and $86.4 million ($4.66 per common unit) for the first six months of 2017 and 2016, respectively. Results for the first six months of 2017 included an unrealized net mark-to-market loss on natural gas derivatives of $10.8 million compared to an unrealized net mark-to-market gain of $25.0 million for the first six months of 2016.

Analysis of Results

Net sales for the second quarter of 2017 totaled $96.1 million, compared to $126.7 million for the second quarter of 2016, due to lower average selling prices for both ammonia and urea ammonium nitrate (UAN) as well as lower sales volume for UAN compared to the prior period.

Sales volumes for ammonia were flat year-over year while sales volumes for UAN decreased 10 percent as flooding on the Arkansas River limited shipments and unfavorable weather resulted in late planting and delayed UAN purchases and applications, exacerbated by customers increasingly favoring just-in-time deliveries rather than carrying inventory. Ammonia and UAN average selling prices declined in the second quarter of 2017 compared to the second quarter of 2016 due to greater global nitrogen supply availability.

Comparing the second quarter of 2017 to the second quarter of 2016, TNCLP’s:

•	Ammonia sales volume was flat and UAN sales volume decreased by 10 percent;

•	Ammonia average selling prices decreased by 18 percent and UAN average selling prices decreased by 19 percent; and

•	Realized natural gas cost per MMBtu increased by 15 percent.

Cash Distribution
Cash distributions depend on TNCLP’s earnings as well as cash requirements for working capital needs and capital and other expenditures. For the first six months of 2017, capital expenditures were $21.4 million as compared to $20.2 million in 2016.

For the full year 2017, TNCLP expects capital expenditures to be in the range of $30 million to $40 million. TNCLP previously announced that it expected to make capital expenditures for the full year 2017 in the range of $75 million to $85 million, with approximately $40 million of the projected capital expenditures related to a plant turnaround scheduled to start in the third quarter of 2017. Subsequent to that announcement, TNCLP postponed the turnaround due to a delay in receiving certain equipment. TNCLP anticipates the plant turnaround will occur in the third quarter of 2018 and expects it to cost approximately $40 million. The calculation of Available Cash for the three months ended June 30, 2017, included a reserve of approximately one-half of that amount.

TNCLP reported on August 2, 2017, the declaration of a cash distribution for the quarter ended June 30, 2017, of $1.60 per common unit payable August 29, 2017 to holders of record as of August 15, 2017. This compares to a cash distribution of $2.58 per common unit for the quarter ended June 30, 2016.

Cash distributions per common unit also vary based on increasing amounts allocable to the General Partner when cumulative distributions exceed targeted levels. With this distribution, TNCLP cumulative distributions continue to exceed targeted levels.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of TNCLP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, TNCLP’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

About TNCLP
Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.

Terra Nitrogen, Limited Partnership (TNLP), owner of the Verdigris, Oklahoma manufacturing facility and related assets, is a subsidiary of TNCLP. Terra Nitrogen GP Inc., an indirect, wholly owned subsidiary of CF Industries Holdings, Inc., is the General Partner of TNCLP and TNLP and exercises full control over all of TNCLP’s and TNLP's business affairs.

Forward-Looking Statements
All statements in this communication, other than those relating to historical facts, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond TNCLP’s control, which could cause actual results to differ materially from such statements. Important factors that could cause actual results to differ materially from expectations include, among others:

•	Risks related to TNCLP's reliance on one production facility;

•	The cyclical nature of TNCLP's business and the agricultural sector;

•	The global commodity nature of TNCLP's fertilizer products, the impact of global supply and demand on TNCLP's selling prices, and the intense global competition from other fertilizer producers;

•	Conditions in the U.S. agricultural industry;

•	The volatility of natural gas prices in North America;

•	Difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery;

•	Reliance on third party providers of transportation services and equipment;

•	The significant risks and hazards involved in producing and handling TNCLP's products against which it may not be fully insured;

•	Risks associated with cyber security;

•	Weather conditions;

•	Potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements;

•	Future regulatory restrictions and requirements related to greenhouse gas emissions;

•	The seasonality of the fertilizer business;

•	Risks involving derivatives and the effectiveness of TNCLP's risk measurement and hedging activities;

•	Limited access to capital;

•	Acts of terrorism and regulations to combat terrorism;

•	Risks related to TNCLP's dependence on and relationships with CF Industries;

•	Deterioration of global market and economic conditions;

•	Risks related to TNCLP's partnership structure and control of TNCLP's General Partner by CF Industries;

•
Changes in TNCLP's available cash for distribution to its unitholders, due to, among other things, changes in its earnings, the amount of cash generated by its operations and the amount of cash reserves established by its General Partner for operating, capital and other requirements;

•	The conflicts of interest that may be faced by the executive officers of TNCLP's General Partner, who operate both TNCLP and CF Industries; and

•	Tax risks to TNCLP's common unitholders and changes in TNCLP's treatment as a partnership for U.S. or state income tax purposes.

More detailed information about factors that may affect TNCLP’s performance may be found in its filings with the Securities and Exchange Commission, including its most recent periodic reports filed on Form 10-K and Form 10-Q, which are available through CF Industries’ website. Forward-looking statements are given only as of the date of this release and TNCLP disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
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Terra Nitrogen Company, L.P. news announcements are also available on CF Industries’ website, www.cfindustries.com.

TERRA NITROGEN COMPANY, L.P.
CONSOLIDATED BALANCE SHEETS

	(unaudited)
	June 30, 2017	December 31, 2016
	(in millions, except for units)
ASSETS
Current assets:
Cash and cash equivalents	$67.1	$39.5
Due from affiliates of the General Partner	12.9	4.0
Accounts receivable	0.4	0.6
Inventories	11.4	8.6
Prepaid expenses and other current assets	0.5	7.9
Total current assets	92.3	60.6
Property, plant and equipment—net	297.5	301.3
Other assets	10.0	11.4
Total assets	$399.8	$373.3
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable and accrued expenses	$19.7	$27.8
Due to affiliates of the General Partner	3.0	4.1
Other current liabilities	2.5	—
Total current liabilities	25.2	31.9
Other liabilities	2.2	2.6
Partners' capital:
Limited partners' interests, 18,501,576 common units authorized, issued and outstanding	312.4	286.7
Limited partners' interests, 184,072 Class B common units authorized, issued and outstanding	2.1	1.8
General partner's interest	57.9	50.3
Total partners' capital	372.4	338.8
Total liabilities and partners' capital	$399.8	$373.3

TERRA NITROGEN COMPANY, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	(in millions, except per unit amounts)
Net sales:
Product sales to affiliates of the General Partner	$95.9	$126.5	$214.8	$234.4
Other income from an affiliate of the General Partner	0.2	0.2	0.3	0.3
Total	96.1	126.7	215.1	234.7
Cost of goods sold:
Materials, supplies and services	45.8	17.1	111.2	74.8
Services provided by affiliates of the General Partner	6.8	6.9	13.8	14.1
Gross margin	43.5	102.7	90.1	145.8
Selling, general and administrative services provided by affiliates of the General Partner	4.0	3.9	7.9	7.8
Other general and administrative expenses	0.1	0.2	0.6	1.7
Earnings from operations	39.4	98.6	81.6	136.3
Interest income	0.1	0.1	0.1	0.1
Net earnings	$39.5	$98.7	$81.7	$136.4
Allocation of net earnings:
General Partner	$11.7	$38.1	$14.7	$48.7
Class B common units	0.4	0.9	0.8	1.3
Common units	27.4	59.7	66.2	86.4
Net earnings	$39.5	$98.7	$81.7	$136.4
Net earnings per common unit	$1.48	$3.22	$3.58	$4.66

TERRA NITROGEN COMPANY, L.P.
SUMMARIZED OPERATING INFORMATION
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Sales volume (tons in thousands):
Ammonia	112	112	239	203
UAN(1)	407	454	939	816

Average selling prices (dollars per ton):
Ammonia	$303	$371	$294	$372
UAN(1)	152	187	$154	$194

Cost of natural gas (dollars per MMBtu):
Purchased natural gas costs(2)	$2.77	$1.74	$2.92	$1.85
Realized derivatives loss(3)	0.04	0.70	—	0.78
Cost of natural gas	$2.81	$2.44	$2.92	$2.63

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(1) The nitrogen content of UAN is 32% by weight.
(2) Represents the cost of natural gas purchased during the period for use in production.
(3) Represents realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.